Exhibit 10.1

Amendment and restatement of Sections 4.1 and 18 of the Amended and Restated Fisher Communications Incentive Plan of 2001:

4.1 SHARES SUBJECT TO PLAN

(a) Subject to the provisions of Section 18(a) (relating to adjustment due to changes in capital structure), the number of shares of stock which may be issued pursuant to Awards granted under the Plan shall not exceed Six Hundred Thousand (600,000) shares of Common Stock.

18. CHANGES IN CAPITAL STRUCTURE

(a) Except as provided in subparagraph (d), in the event that the outstanding shares of stock are hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company or of another corporation, by reason of any reorganization, merger, consolidation, recapitalization, reclassification, stock split-up, combination of shares, dividend payable in shares, rights offering, change in the corporate structure of the Company, or otherwise, appropriate adjustment shall be made in the number and kind of shares for which Awards may be granted under the Plan. In addition, an appropriate adjustment shall be made in the number and kind and/or price of             shares subject to outstanding Awards to the end that the proportionate interest of the existing holder of an Award shall be maintained as before the occurrence of such event.

(b) The Company’s Board of Directors or the Committee may also make adjustments as described in subsection 18(a) to outstanding Options in the event of any distribution of assets to shareholders other than a normal cash dividend. In determining adjustments to be made under this Section 18(b), the Company’s Board of Directors or the Committee, as applicable, may take into account such factors as it deems appropriate, including (i) the restrictions of applicable law, (ii) the potential tax and accounting consequences of an adjustment and (iii) the possibility that some awardees might receive an adjustment and a distribution or other unintended benefit, and in light of such factors or circumstances may make adjustments that are not uniform or proportionate among outstanding Options, modify vesting dates, defer the delivery of stock certificates or make other equitable adjustments. Any such adjustments to outstanding Options shall be effected in a manner that precludes the enlargement of rights and benefits under such Options.

(c) Adjustments to outstanding Awards, if any, and any determinations or interpretations, including any determination of whether a distribution is other than a normal cash dividend, made by the Company’s Board of Directors or the Committee as to the terms of any such adjustments shall be conclusive and binding.

(d) In the event of dissolution or liquidation of the Company or a reorganization, merger or consolidation with one or more corporations, in lieu of providing for Awards as provided for above in this Section 18, the Board of Directors of the Company may, in its sole discretion, provide a thirty (30) day period immediately prior to such event during which optionees shall have the right to exercise Options in whole or in part without any limitations on exercisability.